First Charter Announces Shareholder Vote
In Favor of Merger with Fifth Third

Charlotte, North Carolina - January 18, 2008 - First Charter Corporation (NASDAQ: FCTR) held its special meeting of shareholders on Friday, January 18, 2008.  It was announced at the meeting that shareholders overwhelmingly approved the merger with Fifth Third by over 99% of shares voted.

Bob James, President and CEO of First Charter commented, "We are pleased with the overwhelming shareholder support of the upcoming merger and look forward to introducing the Fifth Third brand to our markets."

An update of the merger schedule was provided in a press release issued by First Charter on January 14, 2008 in which it was reiterated that the merger is subject to approval of banking regulatory authorities and the satisfaction of other closing conditions.  The update also stated that Fifth Third had submitted the application to the Federal Reserve Board for approval of the merger but has not yet received approval.  First Charter also noted in its update that as the passage of time makes a first quarter closing increasingly unlikely, First Charter is now planning for a closing in the second quarter of 2008 although no assurance can be given in this regard.

An archive of the audio webcast of the special meeting of shareholders is available through February 1, 2008.  To access the webcast, please visit the Corporation's website at firstcharter.com, click on the "Investor Relations" link on the home page and select the link for "Webcast."

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties. For a discussion of certain factors that may cause these forward-looking statements to differ materially from actual results, please refer to First Charter's filings with the Securities and Exchange Commission.  First Charter undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

About First Charter

First Charter Corporation (NASDAQ: FCTR), headquartered in Charlotte, North Carolina, is a regional financial services company with assets of $4.8 billion and is the holding company for First Charter Bank. First Charter operates 60 locations, four insurance offices, and 137 ATMs in North Carolina and Georgia, and also operates loan origination offices in Asheville, North Carolina and Reston, Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, wealth management, investments, insurance, and mortgages. For more information about First Charter, visit the Corporation's website at firstcharter.com or call 800-601-8471.

CONTACT:

Stacie Hicks, Media , 704-688-4557
Jane Vallaire, Investor Relations, 704-688-4379